IMAGIS FORMS SPECIAL COMMITTEE AND
RETAINS RAYMOND JAMES AS FINANCIAL ADVISOR

Vancouver, Canada - March 25, 2002: Imagis Technologies Inc. ("Imagis" or the "Company") (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) announces that it has formed a special committee of its board of directors to be chaired by Roy Trivett. The Company also wishes to announce that it has retained Raymond James Ltd ("Raymond James"), to act as its financial advisor to assess all strategic alternatives available to Imagis and negotiate any transaction that may result from proposals received by Imagis. In doing so, the special committee will consider any transaction that may arise, including a publicly-announced going private proposal by Pembridge Group, within the context of Imagis' strategic alternatives and underlying fiduciary responsibility of the board to maximize shareholder value.

The selection of Raymond James was made on the basis of its respected and focused equity research and investment banking efforts in technology, as well as the cross-border scope of the firm.

"The relationship with Raymond James represents a significant opportunity for Imagis. With Raymond James, we have found a financial advisor with an impeccable reputation, one that will assist the Company determine what is best for Imagis and its shareholders," said Iain Drummond.

Raymond James Ltd., is a wholly owned subsidiary of Raymond James Financial, a New York Stock Exchange listed firm (RJF-NYSE). Raymond James Financial and its operating subsidiaries represent North America's ninth largest full service investment bank offering corporate finance services, institutional sales and trading and one of the industries' largest sales forces with 4,900 financial advisors.

The Special Committee consists of Roy Trivett (Chair), Altaf Nazerali and Rory Godinho. Buck Revell, the Company's Chairman commented, "The members of the Special Committee are exceptionally well qualified and I am confident that the committee will complete its mandate in a professional and prudent manner and provide the guidance necessary for the board to fulfill its fiduciary responsibilities." The backgrounds of the members of the Special Committee are available on the Company's website at the management section.

On March 6, 2002, following receipt of a letter from Pembridge Group outlining a possible going-private transaction, the Company imposed a no-trading policy on all of its directors and senior officers with respect to the purchase or sale of any securities of the Company, in accordance with its corporate governance policies. The Company will maintain the no-trading policy until such time as it publicly announces a definitive agreement has been reached with Pembridge Group or that it has terminated discussions with Pembridge Group in connection with the proposed going-private transaction. There can be no assurance that the proposal will result in a definitive agreement or that any proposed transactions will be completed.

CONTACTS FOR IMAGIS:

Sandra Buschau, VP Investor Relations Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com	Iain Drummond, President and CEO Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: idrummond@imagistechnologies.com
CONTACT FOR RAYMOND JAMES: Raymond James Ltd. Clifford B. Mah, VP Investment Banking Tel: (416) 777-7198 E-mail: cliff.mah@raymondjames.ca	Typhoon Capital Consultants Sanjay Sabnani, President Tel: (310) 349-2245 E-mail: sanjay@typcap.com

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.